UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Take-Two Interactive Software, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

PROXY STATEMENT SUPPLEMENT FOR THE

2025 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 18, 2025

This Supplement relates to the Proxy Statement of Take-Two Interactive Software, Inc. (the “Company”), dated July 28, 2025, as previously furnished to shareholders of the Company (the “Proxy Statement”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”). This information is being filed with the Securities and Exchange Commission and is being made available to shareholders on or about August 22, 2025.

PLEASE READ THESE ADDITIONAL DEFINITIVE PROXY MATERIALS IN CONJUNCTION WITH THE PROXY STATEMENT.

The Company is filing this Supplement to its Proxy Statement solely to update and clarify disclosure included in the Proxy Statement with respect to the voting standard applicable to Proposal 3 (Approval of an Amendment and Restatement of the Amended and Restated 2017 Stock Incentive Plan) and Proposal 2 (Non-binding Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers), and the resulting treatment of abstentions with respect to such Proposals.

The following disclosure replaces the last four sentences of page 97 of the Proxy Statement under the caption “Q: What vote is needed to approve the matters to be presented at the Annual Meeting?”

A “FOR” vote by the holders of a majority of the shares present in person or represented by proxy and entitled to vote is required: to approve, on a non-binding advisory basis, the compensation of the Company’s “named executive officers” as disclosed in this Proxy Statement; to approve the amendment and restatement of the 2017 Plan pursuant to applicable Nasdaq rules; to ratify the appointment of Ernst & Young; and to approve any shareholder proposal. For purposes of determining approval of a matter presented at the Annual Meeting, abstentions will be deemed present and entitled to vote (but not cast). As such, an abstention will (i) have no effect on the director election proposal and (ii) have the effect of a vote “against” the proposals: to approve, on a non-binding advisory basis, the compensation of the Company’s “named executive officers”; to approve the amendment and restatement of the 2017 Plan; to ratify the appointment of Ernst & Young; and to approve any shareholder proposal. For all proposals other than the ratification of the appointment of Ernst & Young, broker non-votes will have no effect because they are not deemed present and entitled to vote on the matter; brokers will have discretion to cast votes on the appointment of Ernst & Young. Both abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present.

The following disclosure replaces the sentence on page 89 of the Proxy Statement under the caption “Vote Required” in relation to Proposal 3 (Approval of an Amended and Restatement of the Amended and Restated 2017 Stock Incentive Plan)”

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote.

Additional Information

It is important that you read the proxy materials that were previously distributed, and we strongly encourage you to vote in advance of the Annual Meeting, even if you are planning to attend. The proxy card included with the previously distributed proxy materials will not be revised to reflect this announcement and may continue to be used to vote your shares in connection with the Annual Meeting. If you have already voted, you do not need to take any further voting action because of this announcement.

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. Please refer to the proxy materials that were previously distributed for information on how to revoke your proxy and change your vote. Attendance at the Annual Meeting without any other action will not cause your previously granted proxy to be revoked.

If you have any questions about the Proxy Statement, this Supplement or the Annual Meeting, or if you need assistance with voting procedures, including casting or changing your vote, you should contact the Company at 110 West 44th Street, New York, New York 10036 or by calling (646) 536-2842.

By Order of the Board of Directors,

Matthew K. Breitman

General Counsel Americas and

Corporate Secretary

New York, New York

August 22, 2025

The virtual-only Annual Meeting on September 18, 2025 at 9:00 a.m. Eastern Time will be accessible at www.virtualshareholdermeeting.com/TTWO2025.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on September 18, 2025

Our Proxy Statement and 2025 Annual Report to Shareholders are available at

http://www.proxyvote.com